Exhibit 99.1

Skyline Champion Corporation Announces the Appointment of Eddie Capel and Erin Mulligan Nelson to the Board of Directors

Elkhart, IN, September 16, 2019/ -- Skyline Champion Corporation (NYSE:SKY) (“Skyline Champion”), announced that its Board of Directors has appointed Eddie Capel and Erin Mulligan Nelson as additional Directors effective today.  Mr. Capel will serve on the Compensation Committee and Ms. Nelson will serve on the Audit Committee.

Eddie Capel is the Chief Executive Officer of Manhattan Associates, Inc., which develops, sells, deploys and services solutions designed to manage supply chains, inventory and omnichannel operations for retailers, wholesalers, manufacturers, logistic providers and other organizations.

“Mr. Capel brings digital and process transformation perspective and experience to the Board at a most opportune time for the Company,” said Tim Bernlohr, Chairman of Skyline Champion.

“Mr. Capel is a proven enterprise software executive who has spent the last six years as CEO of a public software company focused on delivering relevant manufacturing and related solutions to complex manufacturers and distributors to manage, among other items, supply chains and inventory,” said Mark Yost, Chief Executive Officer of Skyline Champion.

Erin Mulligan Nelson is Chief Executive Officer of CSDC Systems, Inc., which helps governments automate their services, improve operational efficiency and modernize how they interact with their citizens through a comprehensive software platform.  Ms. Nelson most recently served as Executive Vice President and Chief Marketing Officer for SunPower Corporation and previously served as Chief Marketing Officer for Bazaarvoice and Dell Inc.

“We are fortunate to add someone of Ms. Nelson’s caliber and experience to our Board,” said Mr. Bernlohr.

“Ms. Nelson brings to our Company senior executive and leadership experience across several global branded and well-regarded companies in roles that have included field marketing, brand and corporate marketing, as well as product, solution and partner marketing,” said Mr. Yost.

About Skyline Champion Corporation:

Skyline Champion Corporation was formed in June 2018 as the result of the combination of Skyline Corporation and the operating assets of Champion Enterprises Holdings, LLC. The combined company employs approximately 7,000 people and is the largest independent, publicly traded, factory-built housing company in North America. With more than 65 years of homebuilding experience and 38 manufacturing facilities throughout the United States and western Canada, Skyline Champion is well positioned with a leading portfolio of manufactured and modular homes, park-models and modular buildings for the multi-family, hospitality, senior and workforce housing sectors.

In addition to its core home building business, Skyline Champion operates a factory-direct retail business, Titan Factory Direct, with 21 retail locations spanning the southern United States, and Star Fleet Trucking, providing transportation services to the manufactured housing and other industries from several dispatch locations across the United States.

Skyline Champion builds homes under some of the most well know brand names in the factory-built housing industry including Skyline Homes, Champion Home Builders, Athens Park Models, Dutch Housing, Excel Homes, Homes of Merit, New Era, Redman Homes, Shore Park, Silvercrest, Titan Homes in the U.S. and Moduline and SRI Homes in western Canada.

Investor contact information:

Email: investorrelations@championhomes.com

Phone: (248) 614-8211

Source: Skyline Champion Corporation